As filed with the Securities and Exchange Commission on December 6, 1995 Registration No. 33-



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEARS, ROEBUCK AND CO.
(Exact name of Registrant as specified in its charter)

New York
(State or other jurisdiction of  incorporation or  organization)

36-1750680
(I.R.S. employer identification no.)



3333 Beverly Road
Hoffman Estates, Illinois  60179
708/286-2500
(Address of principal executive offices)

Sears, Roebuck and Co. Deferred Compensation Plan
(Full title of the Plan)

David Shute, Esq.
Senior Vice President, Law, and Corporate Secretary
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL  60179
(708) 286-2500
(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE


Title of securities to be registered:  Deferred Compensation Obligations

Amount to be registered (1): $15,000,000

Proposed Maximum offering price per unit:  (1)

Proposed maximum aggregate offering price:  $15,000,000

Amount of registration fee:  $5,172.42(2)

(1) The Deferred Compensation Obligations are unsecured obligations of Sears, Roebuck and Co. to pay deferred compensation in the future in accordance with the terms of the Sears, Roebuck and Co. Deferred Compensation Plan. The Deferred Compensation Obligations being registered represent the maximum amount of compensation deferrals which, it is anticipated, may be made by Participants in the Plan during the approximate 12 month period following the initial offering date under this Registration Statement and the filing fee has been calculated pursuant to Rule 457(h) based thereon.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Sears, Roebuck and Co. ("Sears") with the Securities and Exchange Commission ("Commission") are incorporated in and made a part of this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference: (1) Sears annual report on Form 10-K for the fiscal year ended December 31, 1994; (2) Sears Current Reports on Form 8-K for January 17, February 7, April 20, April 25, May 15 (as amended by Amendment No. 1), June 1, June 20 and November 8, 1995; (3) Sears Quarterly Reports on Form 10-Q for the quarters ended April 1, July 1 and September 30, 1995;
and (4) from the date of filing of such documents, all documents filed by Sears with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4.   Description of Securities.

The following description of the Sears, Roebuck and Co. Deferred
Compensation Plan (the "Plan") is qualified by reference to the exhibits that are a part of this Registration Statement. Capitalized terms used in this Registration Statement and not otherwise defined herein are defined in the Plan.

Under the Plan, Sears will provide eligible employees of Sears and its affiliates with the opportunity to elect to defer a specified percentage of their future cash compensation. The Deferred Compensation Obligations of Sears under the Plan (the "Obligations") will be unsecured general obligations of Sears to pay the compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of Sears from time to time outstanding payable from the general assets of Sears. Because Sears has subsidiary companies, the right of Sears, and hence the right of creditors of Sears (including participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sears itself as a creditor may be recognized.

The amount of compensation to be deferred by each participant (the "Deferral Account") will be determined in accordance with the Plan based on elections by the participant. Each Deferral Account generally will be payable upon termination of employment or on a date selected by the participant in accordance with the terms of the Plan. The Deferral Account will be indexed to one or more investment indices (which, among others, include an index that tracks the market performance of and dividends declared on Sears common shares, par value $.75 per share) chosen by each participant from a list of such investment indices. Each Deferral Account will be adjusted to reflect the investment experience of the selected investment index or indices, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars. The Plan is unfunded, and amounts credited to Deferral Accounts are part of the general funds of Sears, are subject to all the risks of Sears business, and may be deposited, invested or expended in any manner whatsoever by Sears.

Benefits under the Plan are not subject to assignment, transfer, pledge or other encumbrance or attachment other than by operation of law. A Participant may designate persons or entities to receive any balance in his/her Deferral Account and interest thereon, payable in the event of death.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, at the option of Sears, or through operation of a mandatory or optional sinking fund or analogous provision, although the Obligations could be redeemed in the case of termination of the Plan. Sears reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of compensation deferred or any interest thereon up to and including the end of the month in which such action is taken. Generally, the Obligations will be paid in cash upon the participant's separation from service with Sears or its affiliates except in case of hardship or an optional, one-time in-service withdrawal if elected by the participant.

The Obligations are not convertible into another security of Sears. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Sears. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.


Item 5.  Interests of Named Experts and Counsel.

The validity of the Obligations issuable under the Plan has been passed upon for Sears by Venrice R. Palmer, Esq., Senior Counsel, Corporate Law Department, of Sears. At October 31, 1995, Mr. Palmer owned 235 Sears common shares credited to his account in The Savings and Profit Sharing Fund of Sears Employees and had options granted under Sears employee stock plans relating to 3545 common shares.


Item 6.  Indemnification of Directors and Officers.

The New York Business Corporation Law ("BCL") and the By-Laws of Sears generally provide for the indemnification of any director or officer of Sears who is or is threatened to be made a party to any action because such person is or was a director or officer of Sears, or because such person served another enterprise (including the Plan) at the request of Sears, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) in connection with such action, as limited by the BCL and the By-Laws in certain circumstances depending upon the type of conduct involved and the nature of the action.

The BCL authorizes Sears to purchase indemnification insurance. Sears has in effect insurance policies with total coverage of $100,000,000 (subject to a deductible) which insure directors and officers of Sears and of certain other entities against certain claims which are not indemnifiable by Sears.

Sears also has in effect insurance policies with total coverage of $75,000,000 (subject to a deductible) which provide for the payment by the insurer of amounts, excluding certain fines and penalties which are legally uninsurable and certain other matters, which Sears, certain other entities or their officers, directors or employees become obligated to pay by reason of any claim based upon an act or omission in the management or administration of certain employee benefit plans (including the Plan sponsored by Sears and certain subsidiaries of Sears.

Item 8.  Exhibits.


The exhibits to this Registration Statement are listed in the Exhibit Index on page E-1, which Exhibit Index is hereby incorporated herein by reference.


Item 9.  Undertakings.

     A.     The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new

Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on this 6th day of December, 1995.



SEARS, ROEBUCK AND CO.


By:   /s/ DAVID SHUTE
          David Shute
          Senior  Vice President, Law, and Corporate Secretary


Pursuant to the requirements of the Securities Act of 1933, this Registrant Statement has been signed by the following persons in the capacities and on the date indicated.

Name    Title

/s/ ARTHUR C. MARTINEZ
Arthur C. Martinez

Director, Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ ALAN J. LACY
Alan J. Lacy
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/S/  JAMES A. BLANDA
James A. Blanda
Vice President and Controller (Principal Accounting Officer)


/S/ HALL ADAMS, JR.
Hall Adams, Jr.
Director


/S/ WARREN L. BATTS
Warren L. Batts
Director


/S/  JAMES W. COZAD
James W. Cozad
Director


/S/ WILLIAM E. LAMOTHE
William E. LaMothe
Director



/S/ MICHAEL A. MILES
Michael A. Miles
Director


/S/ NANCY C. REYNOLDS
Nancy C. Reynolds
Director


/S/ CLARENCE B. ROGERS, JR.
Clarence B. Rogers, Jr.
Director


/S/ DONALD H. RUMSFELD
Donald H. Rumsfeld
Director


Date:  December 6, 1995

EXHIBIT INDEX



Exhibit No.             Description of Document


4.1 Sears, Roebuck and Co. Deferred Compensation Plan, as amended and restated on December 4, 1995

4.2 Sears, Roebuck and Co. Deferred Compensation Plan election forms for 1996.

5       Opinion of Venrice R. Palmer, Esq.

15      Acknowledgment of Deloitte & Touche LLP concerning unaudited interim financial information

23.1    Consent of Deloitte & Touche LLP.

23.2 Consent of Venrice R. Palmer, Esq. (included in the opinion filed as Exhibit No. 5).

24.1 Power of Attorney of certain directors and officers of the Registrant.

24.2 Power of Attorney of principal financial officer of the Registrant.

28       Information from reports furnished to state insurance
authorities [Incorporated by reference to Exhibit 28 to Annual Report on Form 10-K of The Allstate Corporation for the fiscal year ended December 31, 1994 (SEC File No. 1-11840)]

EXHIBIT 5



SEARS, ROEBUCK AND CO.
3333 BEVERLY ROAD
HOFFMAN ESTATES, ILLINOIS  60179



Venrice R. Palmer
Corporate Law Department
Senior Counsel
708/286-9238
Facsimile 708/286-0959

December 6, 1995

Board of Directors
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois  60179

Ladies and Gentlemen:

I have acted as counsel for Sears, Roebuck and Co. (the "Company") in connection with the registration on Form S-8 (the "Registration Statement") of $15,000,000 of the Company's deferred compensation obligations (the "Obligations"), which are issuable under the Sears, Roebuck and Co. Deferred Compensation Plan (the "Plan"), as amended and restated on December 4, 1995.

On the basis of such investigation as I deemed necessary, I am of the opinion that:

(1) the Company has been duly incorporated and is validly existing under the laws of the State of New York; and

(2) the Obligations have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Plan, will be validly issued.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,



/s/VENRICE R. PALMER
Venrice R. Palmer
Senior Counsel

Exhibit 15





Deloitte & Touche LLP                    Telephone:  (312) 946-3000
Two Prudential Plaza                     Facsimile:  (312) 946-2600
 180 North Stetson Avenue

Chicago, Illinois  60601-6779

December 4, 1995

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the periods ended April 1, 1995 and April 2, 1994, July 1, 1995 and July 2, 1994, and September 30, 1995 and October 1, 1994, as indicated in our reports dated May 15, 1995, August 14, 1995, and November 9, 1995, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 1, 1995, July 1, 1995 and September 30, 1995, are being used in this
Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/DELOITTE & TOUCHE LLP
Deloitte & Touche LLP





Deloitte Touche
Tohmatsu
International

Exhibit 23


Deloitte & Touche LLP                 Telephone:  (312) 946-3000
Two Prudential Plaza                  Facsimile:  (312) 946-2600
180 North Stetson Avenue
Chicago, Illinois  60601-6779


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of the Sears, Roebuck and Co. Deferred Compensation Plan on Form S-8 of our report dated February 24, 1995 (May 10, 1995 as to Note
4), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its accounting for postretirement benefits in 1992, appearing in the Current Report on Form 8-K of Sears, Roebuck and Co. dated May 15, 1995. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

December 4, 1995



Deloitte Touche
Tohmatsu
International

Exhibit 24.1


POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of SEARS, ROEBUCK AND CO., a New York corporation (the "Company"), does hereby constitute and appoint ARTHUR
C. MARTINEZ, RUSSELL S. DAVIS, DAVID SHUTE, JAMES A. BLANDA and ALICE M. PETERSON, with full power to each of them to act alone, as the true and lawful attorneys and agents of the undersigned, with full power of substitution and resubstitution to each of said attorneys, to execute, file or deliver any and all instruments and to do any and all acts and things which said attorneys and agents, or any of them, deem advisable to enable the Company to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any requirements or regulations of the Securities and Exchange Commission in respect thereto, in connection with the registration under said Securities Act of the estimated dollar amount of deferrals under the Sears, Roebuck and Co. Deferred Compensation Plan (the "Plan") which may be made by participants in the Plan during the period from the effective date of said registration statement to the effective date of the next registration statement relating to deferrals under the Plan; including specifically, but without limitation of the general authority hereby granted, the power and authority to sign his or her name as a director or officer, or both, of the Company, as indicated below opposite his or her signature, to the registration statement, or any amendment, post-effective amendment or papers supplemental thereto, to be filed in respect of said deferrals and to the prospectus or any amendment, supplement or revision thereof, which is a part of said registration statement or any amendment or post-effective amendment to said registration statement, and each of the undersigned does hereby fully ratify and confirm all that said attorneys and agents, or any of them, or the substitute of any of them, shall do or cause to be done by virtue hereof.


IN WITNESS WHEREOF, each of the undersigned has subscribed these presents, this 11th day of August, 1995.

NAME   TITLE
/s/ ARTHUR C. MARTINEZ
Arthur C. Martinez
Director, Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)


/S/  JAMES A. BLANDA
James A. Blanda
Vice President and Controller (Principal Accounting Officer)


/S/ HALL ADAMS, JR.
Hall Adams, Jr.
Director


/S/ WARREN L. BATTS
Warren L. Batts
Director


/S/  JAMES W. COZAD
James W. Cozad
Director


/S/ WILLIAM E. LAMOTHE
William E. LaMothe
Director



/S/ MICHAEL A. MILES
Michael A. Miles
Director


/S/ NANCY C. REYNOLDS
Nancy C. Reynolds
Director


/S/ CLARENCE B. ROGERS, JR.
Clarence B. Rogers, Jr.
Director


/S/ DONALD H. RUMSFELD
Donald H. Rumsfeld
Director

Exhibit 24.2


POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned officer of SEARS, ROEBUCK AND CO., a New York corporation (the "Company"), does hereby constitute and appoint ARTHUR C. MARTINEZ, RUSSELL S. DAVIS, DAVID SHUTE, JAMES A. BLANDA and ALICE M. PETERSON, with full power to each of them to act alone, as the true and lawful attorneys and agents of the undersigned, with full power of substitution and resubstitution to each of said attorneys, to execute, file or deliver any and all instruments and to do any and all acts and things which said attorneys and agents, or any of them, deem advisable to enable the Company to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any requirements or regulations of the Securities and Exchange Commission in respect thereto, in connection with the registration under said Securities Act of the estimated dollar amount of deferrals under the Sears, Roebuck and Co. Deferred Compensation Plan (the "Plan") which may be made by participants in the Plan during the period from the effective date of said registration statement to the effective date of the next registration statement relating to deferrals under the Plan; including specifically, but without limitation of the general authority hereby granted, the power and authority to sign his name as an officer of the Company to the registration statement, or any amendment, post-effective amendment or papers supplemental thereto, to be filed in respect of said deferrals and to the prospectus or any amendment, supplement or revision thereof, which is a part of said registration statement or any amendment or post-effective amendment to said registration statement, and the undersigned does hereby fully ratify and confirm all that said attorneys and agents, or any of them, or the substitute of any of them, shall do or cause to be done by virtue hereof.


IN WITNESS WHEREOF, the undersigned has subscribed these presents, this 26th day of September, 1995.


Name                                   TITLE


/S/ ALAN J. LACY
Alan J. Lacy
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)